Exhibit 99.1

Marlin Business Services Corp. Reports 20% Increase in First Quarter Net Income

          MOUNT LAUREL, N.J., May 3 /PRNewswire-FirstCall/ -- Marlin Business Services Corp. (Nasdaq: MRLN) today reported net income of $4.7 million for the first quarter ended March 31, 2006, a 20% increase over net income of $3.9 million for the same period in 2005.  Diluted net income per share was $0.39 for the first quarter of 2006, an increase of 18.2% compared to $0.33 for the same period in 2005.  Annualized returns on average assets and equity in the first quarter of 2006 were 2.82% and 16.34%, respectively.

          “I am pleased to report a strong quarter, marked by solid earnings growth,” said Daniel P. Dyer, Chairman and CEO of Marlin. “Our operating results were driven by strong credit quality, lower G&A spending, and higher origination volume, which was up 7.3% from the fourth quarter of 2005.”

          Highlights for the quarter ended March 31, 2006 include:

          Asset Origination

-

Based on initial equipment cost, lease production increased 6.1% to $82.0 million for the quarter ended March 31, 2006 compared to $77.3 million for the first quarter of 2005.  Net investment in leases was $588.6 million at March 31, 2006.

-	Our end user customer base grew to more than 83,000 at March 31, 2006 compared to 78,000 at March 31, 2005. The number of active leases in our portfolio was approximately 105,000 at March 31, 2006.

          Net Interest and Fee Margin and Cost of Funds

-

The net interest and fee margin was 12.12% as a percentage of average net investment in leases for the quarter ended March 31, 2006, an increase of 5 basis points compared to 12.07% for the quarter ended December 31, 2005.

-	The average implicit yield on new business was 12.84% for the quarter ended March 31, 2006 compared to 12.87% for the quarter ended December 31, 2005.

-	Fee income as a percentage of average net investment in leases was 3.45% for the quarter ended March 31, 2006 compared to 3.39% for the quarter ended December 31, 2005.

-

The average cost of funds as a percentage of net investment in leases was 3.87% for the quarter ended March 31, 2006.  This was a 41 basis point decrease from the 4.28% for the quarter ended December 31, 2005. In the first quarter of 2006, average borrowings outstanding were lower as a percentage of average net investment in leases than in the fourth quarter of 2005 as a result of the use of available cash to partially fund new lease originations.

          Credit Quality

-

Net charge-offs totaled $2.3 million for the quarter ended March 31, 2006 compared to $2.5 million for the fourth quarter of 2005.  On an annualized basis, net charge-offs were 1.64% of average net investment in leases during the first quarter of 2006 compared to 1.81% for the fourth quarter of 2005.

-	As of March 31, 2006, 0.49% of our total lease portfolio was 60 or more days delinquent, compared to 0.65% as of March 31, 2005 and 0.61% as of December 31, 2005.

-

Allowance for credit losses was $7.9 million as of March 31, 2006, compared to $7.8 million as of December 31, 2005.  Allowance for credit losses as a percentage of net investment in leases was 1.37% at March 31, 2006 compared to 1.39% at December 31, 2005.

-	At March 31, 2006, the allowance for credit losses was 238.1% of leases 60 or more days delinquent compared to 192.3% at December 31, 2005.

-	In conjunction with this release, static pool loss statistics have been updated as supplemental information on the investor relations section of our website at http://www.marlincorp.com.

          Operating Expenses

-

Salaries and benefits expense was $5.1 million in the first quarter of 2006 compared to $4.8 million in the fourth quarter of 2005.  Salaries and benefits expense was 3.62% as an annualized percentage of average net investment in leases for the first quarter of 2006. Salaries and benefits included $125,000 of expenses in the first quarter of 2006 related to Marlin Business Bank (in organization). In addition, option- related compensation expense totaled $184,000 in connection with the adoption of  SFAS 123(R) in the first quarter of 2006.

-

Other general and administrative expenses were $2.7 million in the first quarter of 2006 compared to $3.1 million in the fourth quarter of 2005. The decrease is primarily attributable to lower professional fees and marketing expense. Other general and administrative expenses as an annualized percentage of average net investment in leases were 1.93% for the first quarter of 2006 compared to 2.21% for the fourth quarter of 2005.

          Funding and Liquidity

-	Our debt to equity ratio was 4.23:1 at March 31, 2006 compared to 4.59:1 at December 31, 2005.

-	Capital increased an additional $716,000 through the exercise of employee stock options and the related tax benefits during the first quarter of 2006.

           Other

-	Option- related compensation expense totaled $184,000 in connection with the adoption of SFAS 123(R) in the quarter ($0.01 diluted EPS decrease).

-

Katrina-related net charge-offs totaled $87,000 for the quarter. As of March 31, 2006, $112,000 of 31+ delinquent accounts existed that were Katrina related and the allowance for Katrina-related losses was $918,000.

-	The Company renewed its $100 million warehouse facility with JPMorgan Chase Bank for a three- year period.

            Conference Call and Webcast

            We will host a conference call on Thursday, May 4, 2006 at 9:00 a.m. EDT to discuss our first quarter 2006 results. If you wish to participate, please call (800) 540-0559 approximately 10 minutes in advance of the call time.  The conference ID will be: “7Marlin.”  The call will also be Webcast on the Investor Relations page of the Marlin Business Services Corp. website, http://www.marlincorp.com.  An audio replay will also be available on the Investor Relations section of Marlin’s website for approximately 90 days.

            About Marlin Business Services Corp.

            Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small businesses. The Company’s principal operating subsidiary, Marlin Leasing Corporation, finances over 60 equipment categories in a segment of the market generally referred to as “small-ticket” leasing (i.e. leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003.  In addition to its executive offices in Mount Laurel, NJ, Marlin has regional offices in or near Atlanta, Chicago, Denver, Philadelphia and Salt Lake City. For more information, visit http://www.marlincorp.com or call toll-free at (888) 479-9111.

            Forward-Looking Statements

            This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend,” and similar expressions are generally intended to identify forward- looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K/A filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward- looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share amounts)
(unaudited)

	March 31, 2006	December 31, 2005

Assets
Cash and cash equivalents	$4,929	$34,472
Restricted cash	52,987	47,786
Net investment in direct financing leases	588,644	572,581
Property and equipment, net	3,618	3,776
Property tax receivables	7,347	191
Fair value of cash flow hedges	4,948	3,383
Other assets	7,822	8,800

Total assets	$670,295	$670,989

Liabilities and Stockholders’ Equity
Revolving and term secured borrowings	$504,459	$516,849
Other liabilities:
Sales and property taxes payable	14,216	7,702
Accounts payable and accrued expenses	7,122	8,467
Deferred income tax liability	25,307	25,362

Total liabilities	551,104	558,380
Stockholders’ equity:
Common Stock, $0.01 par value; 75,000 shares authorized; 11,830 and 11,755 shares issued and outstanding, respectively	118	117
Preferred Stock, $0.01 par value; 5,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	78,332	77,186
Stock subscription receivable	(24)	(25)
Other comprehensive income	4,220	3,520
Retained earnings	36,545	31,811

Total stockholders’ equity	119,191	112,609

Total liabilities and stockholders’ equity	$670,295	$670,989

MARLIN BUSINESS SERVICES CORP.
 AND SUBSIDIARIES
Consolidated Statements of Operations
(dollars in thousands, except share amounts)
(unaudited)

	Three Months Ended March 31,

	2006	2005

Income:
Interest income	$17,819	$15,714
Fee income	4,907	4,448

Interest and fee income	22,726	20,162
Interest expense	5,495	4,492

Net interest and fee income	17,231	15,670
Provision for credit losses	2,415	2,680

Net interest and fee income after provision for credit losses	14,816	12,990
Insurance and other income	1,355	1,171

Operating income	16,171	14,161
Salaries and benefits	5,145	4,433
General and administrative	2,746	2,826
Financing related costs	455	373

Income before income taxes	7,825	6,529
Income taxes	3,091	2,580

Net income	$4,734	$3,949

Basic earnings per share:	$0.40	$0.34

Diluted earnings per share:	$0.39	$0.33

Shares used in computing basic earnings per share:	11,702,161	11,451,551

Shares used in computing diluted earnings per share:	12,042,436	11,842,236

SUPPLEMENTAL QUARTERLY DATA
(dollars in thousands, except share amounts)
(unaudited)

Quarter Ended:	3/31/2005	6/30/2005	9/30/2005	12/31/2005	3/31/2006

New Asset Production:
# of Sales Reps	99	95	113	103	101
# of Leases	8,248	8,798	8,142	7,566	7,734
Equipment Volume	$77,346	$85,007	$79,632	$76,472	$82,049
Average monthly sources	1,312	1,361	1,306	1,202	1,219
Implicit Yield on New Business	12.84%	12.70%	12.61%	12.87%	12.84%
Net interest and fee margin
Interest Income Yield	12.82%	12.76%	13.03%	12.96%	12.54%
Fee Income Yield	3.63%	3.57%	3.15%	3.39%	3.45%
Interest and Fee Income Yield	16.45%	16.33%	16.18%	16.35%	15.99%
Cost of Funds	3.67%	3.73%	4.19%	4.28%	3.87%
Net interest and Fee Margin	12.78%	12.60%	11.99%	12.07%	12.12%
Average Net Investment in Leases	$490,293	$513,919	$536,874	$554,705	$568,248
Portfolio Asset Quality:
60+ Days Past Due Delinquencies	0.65%	0.57%	0.72%	0.61%	0.49%
60+ Days Past Due Delinquencies	$3,849	$3,535	$4,656	$4,063	$3,320
Net Charge-offs	$2,426	$2,231	$1,965	$2,513	$2,325
% on Average Net Investment in Leases Annualized	1.98%	1.74%	1.46%	1.81%	1.64%
Allowance for Credit Losses	$6,317	$6,355	$7,900	$7,813	$7,904
% of 60+ Delinquencies	164.10%	179.80%	169.70%	192.30%	238.10%
90+ Day Delinquencies (Non-earning)	$1,529	$1,705	$2,039	$2,017	$1,544
Balance Sheet:
Assets
Investment in Direct Financing Leases	$500,766	$526,934	$547,868	$562,039	$577,219
Initial Direct Costs and Fees	16,250	16,918	17,902	18,355	19,329
Reserve for Credit Losses	(6,316)	(6,355)	(7,900)	(7,813)	(7,904)
Net Investment in Leases	$510,700	$537,497	$557,870	$572,581	$588,644
Cash and Cash Equivalents	5,997	6,259	51,656	34,472	4,929
Restricted Cash	46,307	44,370	108,295	47,786	52,987
Other Assets	17,550	13,465	15,112	16,150	23,735
Total Assets	$580,554	$601,591	$732,933	$670,989	$670,295
Liabilities
Total Debt	$446,074	$460,919	$582,611	$516,849	$504,459
Other Liabilities	37,529	39,369	42,851	41,531	46,645
Total Liabilities	$483,603	$500,288	$625,462	$558,380	$551,104
Stockholders’ Equity
Common Stock	$116	$117	$117	$117	$118
Paid-in Capital, net	74,771	75,853	76,528	77,161	78,308
Other Comprehensive Income	2,552	1,336	3,386	3,520	4,220
Retained Earnings	19,512	23,997	27,440	31,811	36,545
Total Stockholders’ Equity	$96,951	$101,303	$107,471	$112,609	$119,191
Total Liabilities and Stockholders’ Equity	$580,554	$601,591	$732,933	$670,989	$670,295
Capital and Leverage:
Tangible Equity	$96,951	$101,303	$107,471	$112,609	$119,191
Debt to Tangible Equity	4.60	4.55	5.42	4.59	4.23
Expense Ratios:
Salaries and Benefits Expense	$4,433	$4,391	$4,567	$4,781	$5,145
Salaries and Benefits Expense annualized % of Avg. Net Invest.	3.62%	3.42%	3.40%	3.45%	3.62%
Total personnel end of quarter	271	277	308	296	301
General and Administrative Expense	$2,826	$2,971	$3,049	$3,062	$2,746
General and Administrative Expense annualized % of Avg. Net Invest.	2.31%	2.31%	2.27%	2.21%	1.93%
Efficiency Ratio	43.10%	42.31%	44.13%	43.87%	42.46%
Net Income:
Net Income	$3,949	$4,484	$3,444	$4,370	$4,734
Annualized Performance Measures:
Return on Average Assets	2.78%	3.03%	2.06%	2.49%	2.82%
Return on Average Stockholders Equity	16.87%	18.09%	13.20%	15.89%	16.34%
Per Share Data:
Number of Shares - Basic	11,451,551	11,508,519	11,608,450	11,646,864	11,702,161
EPS- Basic	$0.34	$0.39	$0.30	$0.38	$0.40
Number of Shares - Diluted	11,842,236	11,912,329	12,048,274	12,075,882	12,042,436
EPS- Diluted	$0.33	$0.38	$0.29	$0.36	$0.39

SOURCE  Marlin Business Services Corp.
           -0-                                                                      05/03/2006
           /CONTACT:  Daniel Dyer, CEO, Marlin Business Services Corp., +1-888-479-9111 x4110/
           /Web site:  http://www.marlincorp.com /
           (MRLN)